UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2018

CVS HEALTH CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-01011	05-0494040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island		02895
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets

On November 28, 2018 (the “Closing Date”), CVS Health Corporation, a Delaware corporation (“CVS Health”), completed its acquisition of Aetna Inc., a Pennsylvania corporation (“Aetna”). Pursuant to the terms of the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 3, 2017, among CVS Health, Hudson Merger Sub Corp., a Pennsylvania corporation and a wholly-owned subsidiary of CVS Health (“Merger Sub”), and Aetna, Merger Sub merged with and into Aetna, with Aetna continuing as the surviving corporation (the “Merger”). As a result of the Merger, Aetna became a wholly-owned indirect subsidiary of CVS Health.

At the effective time of the Merger (the “Effective Time”), each common share of Aetna (other than treasury shares held by Aetna and any shares beneficially owned by CVS Health or any of CVS Health’s subsidiaries unless such shares were owned in a fiduciary, representative or other capacity on behalf of other persons) was converted into the right to receive 0.8378 of a share of common stock, par value $0.01 per share, of CVS Health (the “Common Stock”) and $145.00 in cash, without interest thereon (together, the “Merger Consideration”). No fractional shares of Common Stock will be issued in the Merger, and Aetna’s former stockholders will receive cash in lieu of any fractional shares of Common Stock.

Each outstanding Aetna equity award that was vested or that became vested pursuant to its terms as of the Effective Time was converted into the right to receive the Merger Consideration or a payment in cash in an amount based on the value of the Merger Consideration less any applicable exercise price (except for restricted stock units held by Aetna’s former non-employee directors, which were converted into the right to receive a payment in cash in an amount based on the closing trading price of Aetna common shares on the day prior to the Closing Date). Each outstanding Aetna equity award that was not vested as of the Effective Time or that was granted after the date of the Merger Agreement was cancelled and converted into a CVS Health equity award, subject to the same terms and conditions as applied to the corresponding Aetna equity award immediately prior to the Effective Time (with the performance goals for performance-based awards deemed achieved at the higher of target or actual performance), except that the number of shares of Common Stock subject to each converted CVS Health equity award equals the product of the number of Aetna common shares underlying each such award at the Effective Time multiplied by the “Equity Award Exchange Ratio” of 2.729, which is the sum of 0.8378, plus the quotient of $145.00 divided by $76.686. The applicable exercise price of any converted Aetna equity award was also adjusted to take account of the Equity Award Exchange Ratio.

In connection with the Merger, CVS Health issued approximately 274.4 million shares of Common Stock and paid an aggregate of approximately $48.1 billion in cash to former Aetna shareholders in exchange for Aetna common shares and to former Aetna equity award holders in exchange for their vested equity awards, resulting in aggregate merger consideration to Aetna’s former shareholders and equity award holders of approximately $70 billion, calculated based on the closing price of Common Stock on November 27, 2018.

The foregoing summary of the transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by CVS Health with the Securities and Exchange Commission (the “SEC”) on December 5, 2017, and is incorporated by reference herein.

The aggregate cash consideration for the Merger was financed using (i) term borrowings by CVS Health on the Closing Date of $5.0 billion consisting of the full amount of the $3.0 billion three-year tranche and the $2.0 billion five-year tranche under the term loan agreement entered into by CVS Health, the lenders party thereto and Barclays Bank PLC, as administrative agent, previously described in the Current Report on Form 8-K filed by CVS Health with the SEC on December 19, 2017, and (ii) net proceeds of the issuance by CVS Health of $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2020, $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2021, $2,000,000,000 aggregate principal amount of 3.125% Senior Notes due 2020, $3,000,000,000 aggregate principal amount of 3.350% Senior Notes due 2021, $6,000,000,000 aggregate principal amount of 3.700%

Senior Notes due 2023, $5,000,000,000 aggregate principal amount of 4.100% Senior Notes due 2025, $9,000,000,000 aggregate principal amount of 4.300% Senior Notes due 2028, $5,000,000,000 aggregate principal amount of 4.780% Senior Notes due 2038 and $8,000,000,000 aggregate principal amount of 5.050% Senior Notes due 2048. CVS Health did not make any borrowings under its bridge facility previously described in the Current Report on Form 8-K filed by CVS Health with the SEC on December 5, 2017 and the Current Report on Form 8-K filed by CVS Health with the SEC on October 26, 2018 (the “October 26 Current Report”) to finance any portion of the cash consideration for the Merger, and the commitments under the bridge facility, in the principal amount of $4.0 billion, expired in accordance with the terms of the bridge term loan agreement entered into by CVS Health, the lenders party thereto and Barclays Bank PLC, as administrative agent, previously described in the October 26 Current Report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed in the Current Report on Form 8-K filed by CVS Health with the SEC on October 10, 2018, the board of directors of CVS Health (the “Board”) approved an increase in the size of the Board from twelve directors to sixteen directors and appointed Mark T. Bertolini, Edward J. Ludwig, Roger N. Farah and Fernando Aguirre to the Board to fill the resulting vacancies, in each case, effective upon the Effective Time.

Effective upon the Effective Time, the Board has appointed Mr. Ludwig as a member of the Audit Committee, Mr. Farah as a member of the Management Planning and Development Committee and the Medical Affairs Committee (formerly known as the Patient Safety and Clinical Quality Committee) and Mr. Aguirre as a member of the Audit Committee and the Nominating and Corporate Governance Committee. In addition, the Board has appointed Mr. Ludwig, as well as continuing CVS Health directors Richard M. Bracken, Anne M. Finucane and Mary L. Schapiro, as members of a newly formed Investment and Finance Committee of the Board, with Mr. Ludwig designated as the chair of the new committee.

Employment Agreement with Karen Lynch

In connection with the Merger, CVS Health entered into an agreement with Karen S. Lynch to amend her current employment agreement with Aetna, effective as of the Closing Date, pursuant to which she will serve as Executive Vice President, CVS Health and President, Aetna (the “Amendment”). The employment term under the Amendment is through December 31, 2019, and will automatically extend for one additional year on December 31, 2019 and on December 31 of each subsequent year, unless CVS Health or Ms. Lynch provides notice of its or her intention not to extend the employment term. Pursuant to the Amendment, Ms. Lynch will receive an annualized base salary of $1.1 million and beginning in calendar year 2019 will be eligible to participate in CVS Health’s annual bonus plan with a target annual cash bonus opportunity of 150% of her base salary.

Ms. Lynch will be eligible to receive annual equity awards and to participate in CVS Health’s long-term incentive program. In addition, her target Long Term Incentive Plan (LTIP) award opportunity will be $3 million for the 2018-2020 award cycle. This LTIP award will be delivered in the form of performance stock units (“PSUs”) and will vest on April 1, 2021, subject to achievement of the applicable performance goals.

Pursuant to the Amendment, Ms. Lynch will be eligible to receive a one-time supplemental long-term incentive award for the 2018-2020 award cycle at a target award value of $2.25 million, which will be delivered in the form of PSUs and vest on April 1, 2021, subject to achievement of the applicable performance goals. Ms. Lynch will also receive a one-time cash sign-on bonus of $2.5 million and a one-time sign-on equity award with a grant date value of $2.5 million, which will vest on the third anniversary of the grant date, subject to the terms of the Amendment and the applicable award agreement (collectively, the “Sign-On Awards”). Ms. Lynch will be required to repay the sign-on cash bonus and will forfeit the sign-on equity award if CVS Health terminates her employment for “Cause” or if Ms. Lynch resigns without “Good Reason” (each, as defined) within two years of the Closing Date. If Ms. Lynch’s employment is involuntarily terminated by CVS Health other than for Cause or if Ms. Lynch terminates her employment for Good Reason within two years of the Closing Date, any severance payments owed to her would be reduced by a percentage of the value of the Sign-On Awards, depending on the timing of her termination of employment.

In connection with the Amendment, Ms. Lynch also entered into CVS Health’s form of restrictive covenant agreement for executives.

Item 7.01	Regulation FD Disclosure

A press release related to the matters described in Item 2.01 of this Current Report on Form 8-K is included in Exhibit 99.1. The information in Exhibit 99.1 of this Current Report on Form 8-K is being furnished, not filed. Accordingly, the information in Exhibit 99.1 of this Current Report will not be incorporated by reference into any registration statement filed by CVS Health under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated November 28, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS Health Corporation

Date: November 28, 2018	By:	/s/ Colleen M. McIntosh
Colleen M. McIntosh
Senior Vice President, Corporate Secretary and Assistant General Counsel